Exhibit 5.1
Kaye Scholer llp
425 Park Avenue
New York, New York 10022-3598
212 836-8000
Fax 212 836-8689
www.kayescholer.com
       August 22, 2008
Columbia Laboratories, Inc.
354 Eisenhower Parkway
Livingston, New Jersey 07039
Re: Columbia Laboratories, Inc.
Dear Ladies and Gentlemen:
     We have reviewed the registration statement on Form S-3 (Registration Statement No. 333-38230) (the “Registration Statement”) of Columbia Laboratories, Inc., a Delaware corporation (the “Company”), as amended and supplemented by subsequent filings, filed with the Securities and Exchange Commission (the “Commission”) on May 31, 2000 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering and sale of shares of the Company’s common stock, par value $.01 per share (the “Common Stock”). Our review was conducted in connection with a proposed offering (the “Offering”) of shares of Common Stock for an aggregate offering price of $4,665,500 pursuant to the Registration Statement and the prospectus supplement and accompanying prospectus related to such registration statement (the “Prospectus Supplement”).
     In connection with the above, we have reviewed the Company’s certificate of incorporation, its by-laws, resolutions adopted by its Board of Directors and committees thereof, the Registration Statement, the Prospectus Supplement and such other documents and proceedings as we have deemed appropriate. We have also examined such certificates of the Company’s officers and other persons or entities, including public officials, as we have deemed relevant and appropriate as a basis for the opinions expressed herein, and we have made no effort to independently verify the facts set forth therein.
     On the basis of such review, and having regard to legal considerations that we deem relevant, we are of the opinion that the 1,333,000 shares of Common Stock to be offered pursuant to the Registration Statement in connection with the Offering, have been duly authorized and, when issued in accordance with the terms set forth in the Registration Statement and Prospectus Supplement against payment therefor, will be duly and validly issued, fully paid and nonassessable.
     Our opinion set forth above is based as to matters of law solely on applicable provisions of the General Corporation Law of the State of Delaware, and we express no opinions as to any other laws, statutes, ordinances, rules or regulations. References to the General Corporation Law of the State of Delaware used herein include the provisions of that statute and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the provisions of such statutes.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement

Kaye Scholer LLP

Columbia Laboratories, Inc.	2	August 22, 2008
and Prospectus Supplement. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Kaye Scholer LLP

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